Exhibit 5.1

	Partner:	John Keeves +61 2 8274 9520
Email:		john.keeves@jws.com.au
Our Ref:		C7774
Doc ID:		80987127.6

20 December 2021

Bionomics Limited

200 Greenhill Road

Eastwood SA 5063

Dear Sir/Madam

Bionomics Limited Registration on Form S-8

1.	Background

We have acted as Australian legal counsel to Bionomics Limited (Company), a company incorporated under the laws of the Commonwealth of Australia, in connection with the Company’s registration statement on Form S-8 (Registration Statement) to be filed under the U.S. Securities Act of 1933, as amended (Act), with the U.S. Securities and Exchange Commission (Commission) on 20 December 2021 for the registration under the Act of 210,553,891 ordinary shares in the capital of the Company (Shares), issuable pursuant to:

(a)	the Company’s employee share option plan approved by the board of directors of the Company (Board) in November 2014 (ESOP);

(b)	the Company’s employee equity plan, which was last amended by the Board on 31 October 2021 (EEP);

(c)	the employee equity award offer letter issued to Errol De Souza, Ph.D dated 16 December 2021 (Employee Equity Offer Letter); and

(d)	the employee IPO equity award offer letter issued to Errol De Souza, Ph.D dated 16 December 2021 (IPO Equity Offer Letter),

(comprising 18,381,450 Shares issuable upon exercise of outstanding options under the ESOP and EEP, 47,786,607 Shares issuable upon exercise of outstanding options issued pursuant to the Employee Equity Offer Letter, 13,430,160 Shares issuable upon exercise of outstanding options issued under the IPO Equity Offer Letter (on the basis that the underwriters have not exercised their option to purchase additional American Depositary Shares) and up to 130,955,674 Shares issuable upon exercise of options approved for issue under the EEP, in accordance with ASX Listing Rule 7.2 exception 13(b) (on the basis that the underwriters have not exercised their option to purchase additional American Depositary Shares).

Level 9, 211 Victoria Square

ADELAIDE SA 5000

T +61 8 8239 7111 | F +61 8 8239 7100

www.jws.com.au

Liability limited by a scheme approved under Professional Standards Legislation

20 December 2021

2.	Documents examined and searches conducted and relied on by us

For the purposes of this opinion, we have examined and relied on copies of the following documents:

(a)	a certificate dated 20 December 2021 signed by or on behalf of the directors of the Company certifying the accuracy and completeness of:

(i)	the constitution of the Company;

(ii)	the minutes of the Company’s annual general meeting held on 2 December 2021;

(iii)	the minutes of meeting of the Board held on 16 November 2021;

(iv)	the rules of the ESOP;

(v)	the rules of the EEP;

(vi)	the Employee Equity Offer Letter;

(vii)	the IPO Equity Offer Letter;

(viii)	the copies of the notices of annual general meetings of the Company held on 12 November 2014, 15 November 2017, 20 November 2020 and 2 December 2021; and

(ix)	the results and minutes of the annual general meetings of the Company held on 12 November 2014, 15 November 2017 and 20 November 2020,

(Certificate);

(b)	the documents referred to in the Certificate; and

(c)

a search of the electronically available public register of the Company available on the on-line database of the Australian Securities and Investments Commission (ASIC) at 10.30am (ACDT time) on 17 December 2021.

3.	Assumptions in providing this opinion

For the purposes of this opinion, we have assumed:

(a)	that the Board meetings held:

(i)	on 16 November 2021;

(ii)	in November 2014, at which meeting the ESOP was approved; and

(iii)	in November 2017 and on 31 October 2021, at which meetings the EEP and various amendments to the EEP were approved,

were properly convened and that the resolutions passed at those meetings were properly passed;

(b)

that the Board meetings at which approvals were given for the issue of securities made under the ESOP or EEP, were properly convened and that the resolutions passed at those meetings were properly passed;

(c)	that the annual general meetings of the Company referred to at paragraph 2(a)(viii) above were properly convened and that the resolutions passed at those meetings were properly passed;

(d)

that in implementing the ESOP, the EEP and any issue of securities under Employee Equity Offer Letter or the IPO Equity Offer Letter, the Company at all times complies with the relevant requirements of the Listing Rules of the Australian Securities Exchange and the Corporations Act;

20 December 2021

(e)	that any Board resolutions required to implement any action or step under the ESOP, the EEP, the Employee Equity Offer Letter or the IPO Equity Offer Letter will be properly passed;

(f)	the genuineness of all signatures;

(g)	the authenticity and completeness of all documents submitted to us as originals;

(h)	all documents submitted to us as copies conform with the originals, and all copy documents are complete and up to date;

(i)	all relevant original documents continue in full force and effect and all signatures, seals, dates, duty stamps and markings appearing on all documents and copy documents submitted to us are genuine;

(j)

that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations thereunder (other than with respect to the Company to the extent expressly set out in section 4 below);

(k)

all matters of internal management required by the constitution of each of the parties to the relevant documents (other than the Company) have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(l)

any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations of all parties to those documents and none of the execution, delivery or performance of any document by any party to the document violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia;

(m)

the Company has not and will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares;

(n)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares under the Registration Statement;

(o)

all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this opinion, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC search, in order for us to provide this opinion; and

(p)

all public records and searches which we have examined are accurate and up to date and the information disclosed by the searches conducted by us is true and complete and such information has not since been altered and the searches did not fail to disclose any information which had been delivered for registration, lodgement or filing against the Company’s records but which did not appear on the public records at the date of our search.

We have not taken any steps to verify these assumptions.

20 December 2021

4.	Limitations and qualifications

This opinion, which is governed by and to be interpreted in accordance with, the laws of the State of South Australia, Australia, is given only with respect to the laws of that State and of the Commonwealth of Australia that are in effect on the date of this opinion. We have not investigated and do not express any view about, any law other than that of Australia.

We have relied on the assumptions contained in section 129 of the Corporations Act 2001 (Cth) (Corporations Act) with respect to the Company. A person may rely on the assumptions specified in section 129 of the Corporations Act unless they know or suspect that the assumptions are incorrect. In particular, sections 129(5) and (6) permit the assumption to be made that a document has been duly executed by a company if it appears to have been executed in accordance with section 127 of the Corporations Act by two people who, according to certain documents filed by the Company with ASIC, are a director and secretary or two directors of the Company.

We express no view on any matter requiring skill or expertise of a non-legal nature, such as financial, statistical, accounting, commercial or actuarial matters.

This opinion is subject to the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), becoming effective under the Act.

This opinion is limited to the matters stated in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated.

5.	Opinion

Based on and subject to the above, in our opinion the Shares covered by the Registration Statement when allotted, issued and delivered in accordance with the provisions of the ESOP, the EEP, the Employee Equity Offer Letter and the IPO Equity Offer Letter will be validly issued, fully paid and ‘non-assessable’ (for the purposes of this opinion, the term ‘non-assessable’ when used to describe the liability of a person as the registered holder of shares is not a concept known under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such Shares, having fully paid all amounts due on the issue of such Shares, are under no personal liability under the Corporations Act to contribute to the assets and liabilities of the Company on a winding up of the Company in their capacity solely as holders of such Shares).

This opinion is deemed to be given as at 20 December 2021 and will speak as at that date and we do not undertake any obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or binding authority) that may occur or come to our attention after the date of this letter which may affect our opinion.

6.	Consent

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated under that Act.

Yours faithfully

/s/ Johnson Winter & Slattery

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